Exhibit 3.6

ATT SOUTHERN LLC

AMENDED AND RESTATED OPERATING AGREEMENT

This AMENDED AND RESTATED OPERATING AGREEMENT of ATT Southern LLC, a Delaware limited liability company (the “Company”), dated January 28, 2020, has been adopted by The Ames Companies, Inc., a Delaware corporation, as the sole member (the “Member”) of the Company.

WHEREAS, the Member entered into that certain Operating Agreement of the Company dated as of January 30, 2019 (the “Original Operating Agreement”); and

WHEREAS, the Member desires to amend and restate the Original Operating Agreement in its entirety as set forth herein.

NOW, THEREFORE, the Member hereby agrees as follows:

ARTICLE I

ORGANIZATION OF THE COMPANY

1.1. Defined Terms. All capitalized terms used in this Agreement shall have the definitions ascribed to them in Section 5.1 of this Agreement.

1.2. Formation and Name. The Company was organized under the Act pursuant to the Certificate filed with the Secretary of State of the State of Delaware on January 30, 2019. The Company desires to adopt this Agreement as the written operating agreement for the Company under the Act, to remain in effect until amended as provided herein. The Company shall operate under the name “ATT Southern LLC” or such other name as the Member may from time to time hereafter designate.

1.3. Purposes and Powers. The Company shall be a limited liability company organized under the laws of the State of Delaware. The Company may engage in any and all lawful acts or activities for which a limited liability company may be formed under the Act and engage in any and all activities necessary or incidental to the foregoing.

1.4. Term and Existence. The term of the Company’s existence shall be perpetual, unless the Company shall be dissolved in accordance with Article IV of this Agreement.

1.5. Place of Business. The principal place of business of the Company shall be located at 465 Railroad Avenue, Camp Hill, Pennsylvania 17011, or at such other location as may be designated from time-to-time by the Member.

1.6. Registered Office. The registered office of the Company in the State of Delaware is located at 251 Little Falls Drive, City of Wilmington, County of Newcastle, Delaware 19808. The registered agent of the Company for service of process at such address is the Corporation Service Company.

1.7. Certain Tax Matters. The Member intends for the Company to be disregarded as an entity for federal and state income tax purposes.

1.8. Books and Records. Proper and complete records and books of account shall be kept at the principal office of the Company.

ARTICLE II

ECONOMIC OPERATIONS OF THE COMPANY

2.1. Capital Contributions. The Member shall make such capital contributions to the Company from time-to-time as shall be determined by the Member, in its sole discretion. The Member shall not receive interest on any capital contribution. Any and all capital contributions to the Company may be made by the Member in the form of cash or other assets.

2.2. Membership Interests. Membership Interest shall be represented by a physical certificate. Each Membership Interest shall constitute and shall remain a “security” within the meaning of Section 8-102(a)(15) of the Uniform Commercial Code as in effect from time to time in the State of Delaware (the “Delaware UCC”). The Company hereby “opts in” with respect to the above referenced provisions of the Delaware UCC. The Company hereby authorizes the issuance of 1,000 Membership Interests. As of the date hereof, there are 1,000 Membership Interests of the Company outstanding, all of which are held by the Member. The Member’s Membership Interest in the Company may be transferred by the Member, in whole or in part, either voluntarily or by operation of law; provided, however, that, subject to Section 2.5 below, additional members of the Company may only be admitted to the Company if a new operating agreement or an amendment and restatement of this Agreement is executed.

2.3. Allocation of Income and Losses for Accounting and Tax Purposes. For financial accounting and federal and state income tax purposes, for each fiscal year of the Company or any part thereof, one hundred percent (100%) of the profits and losses, and all items of income, gain, loss, deduction, and credit, shall be allocated to the Member.

2.4. Distributions. Distributions of cash or other property shall be made to the Member after consideration of, and provision for, the reasonable needs of the business of the Company and at such times and in such amounts as may be determined from time-to-time by the Member.

2.5. Pledge of Membership Interests. Notwithstanding §18-702 or §18-704 of the Act or anything else in this Agreement or the Act to the contrary:

(a) Any Member may grant a security interest in or against any Membership Interests or any Rights (collectively a “Pledge”) in which the Member has an interest, and may agree to rights and remedies related to the same pursuant to one or more agreements with a Secured Party (all such agreements, collectively, the “Pledge Agreement”).

(b) A Secured Party may exercise any and all rights and remedies provided to it in a Pledge Agreement, including, without limitation, any rights to cause the transfer of Membership Interests and to exercise voting or consensual rights (with or without the transfer of

Membership Interests) to the extent any such rights and remedies are provided for or granted pursuant to the Pledge Agreement.

(c) No Pledge shall, except as otherwise provided in the Pledge Agreement:

(i) cause any Member to cease to be, or have the power to exercise any rights or powers of, a Member; or

(ii) impose any liability on any Secured Party solely as a result of the Pledge.

(d) An Assignee may become a member of the Company pursuant the exercise of rights granted to the Secured Party and without the need for action or consent by any Member. An Assignee that becomes a member of the Company shall not, except to the extent required by a non-waivable provision of applicable law or as provided in the Pledge Agreement, assume any liabilities of the predecessor Member. Without limiting the foregoing, the Assignee shall not be liable for the assignor’s obligations to make capital contributions under §18-502 of the Act.

Each Member hereby acknowledges and consents to the foregoing provisions and agrees to the right of any Secured Party to enforce that Secured Party’s rights and remedies under a Pledge Agreement without any further action or consent of any Members.

ARTICLE III

MANAGEMENT OF THE COMPANY

3.1. Management of the Company. All management of the Company shall be vested in the officers appointed by the Member per the terms of Section 3.3. The business and operations of the Company shall be managed by or under the direction of the officers. The officers shall have the right, authority, power and discretion to control, direct, manage and administer the business and affairs of the Company and to do all things necessary to carry on the business and purposes of the Company.

3.2. Action by Written Consent of Member or Managers. Any business or other action of the Member or the Board may be taken without a meeting if a consent or approval in writing, setting forth the action so taken, is signed by the Member. Such written consent or approval shall have the same force and effect as a vote of the Member taken at a meeting duly convened.

3.3. Officers. The Member may from time to time appoint one or more individuals as officers and delegate to such officers such authority and duties as the Member deems advisable. In addition, the Member may assign titles (including, without limitation, chairman, chief executive officer, president, chief operating officer, chief financial officer, vice president, secretary, assistant secretary, treasurer or assistant treasurer) to such officers and, unless the Member decides otherwise, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such officers shall be fixed from time to time by the Member. Any delegation pursuant to this Section 3.3 may be revoked at any time by the Member, in its sole and absolute discretion.

3.4. Limitation of Liability. Except as otherwise required by nonwaivable, mandatory provisions of the Act or other applicable law, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company. The Member or any officer shall not be obligated for any such debt, obligation, or liability of the Company by reason of being a member or manager of the Company.

ARTICLE IV

DISSOLUTION

4.1. Dissolution Events. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written direction of the Member, or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

4.2. Winding Up of the Company. Upon dissolution, the Company shall cease carrying on any and all business other than the winding up of the Company business, but the Company is not terminated and shall continue until the winding up of the affairs of the Company is completed and a certificate of dissolution has been filed pursuant to the Act. Upon the winding up of the Company, the Company’s property shall be distributed (a) first to creditors, including the Member if the Member is a creditor, to the extent permitted by law, in satisfaction of the Company’s liabilities, and (b) then to the Member. Such distributions shall be in cash or property or partly in both, as determined by the Member.

ARTICLE V

MISCELLANEOUS PROVISIONS

5.1. Definitions. The following terms, wherever used herein, shall have the meanings set forth below:

“Act” means the Delaware Limited Liability Company Act, 6 Del. Code Ann. §§ 18-101, et seq., as amended from time-to-time, and any successor statute thereto.

“Agreement” means this operating agreement, as now in effect or as the same may hereafter be amended from time-to-time.

“Assignee” means a person or entity that acquires Membership Interests or Rights from a Member pursuant to an exercise of remedies under a Pledge.

“Certificate” shall mean the certificate of formation of the Company, as in effect from time-to-time.

“Company” shall have the meaning given in the introductory paragraph of this Agreement.

“Member” shall have the meaning given in the introductory paragraph of this Agreement.

“Membership Interest” means the Member’s undivided ownership interest in the Company.

“Rights” mean any and all rights and privileges related to the Membership Interests and any and all rights or privileges under this Agreement, including, without limitation, any economic or voting or other consensual rights.

“Secured Party” means any person or entity, to whom the Company or any Member gives, or purports to give, a security interest (including a pledge or other encumbrance) in any assets, which may include membership interests in the Company or any other rights or interests related thereto.

5.2. Conflicts of Interest. Nothing in this Agreement shall be construed to limit the right of the Member or any affiliate of the Member to enter into any transaction that may be considered to be competing with, or a business opportunity that may be beneficial to, the Company. The Member does not violate a duty or obligation to the Company merely because the conduct of the Member furthers the interests of the Member. The Member may lend money to and transact other business with the Company. The rights and obligations of the Member upon lending money to or transacting business with the Company are the same as those of a person who is not the Member, subject to other applicable law. No transaction with the Company shall be void or voidable solely because the Member has a direct or indirect interest in the transaction.

5.3. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof and supersedes all prior agreements, express or implied, oral or written, with respect thereto. The express terms of this Agreement control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

5.4. Amendment. This Agreement may be amended or modified from time-to-time only by a written instrument executed by the Member.

5.5. Interpretation. Section headings are intended for reference only and are not intended as substantive provisions of this Agreement. Unless the context clearly requires otherwise, all references to the masculine gender shall include the feminine and the neuter and vice versa.

5.6. Jurisdiction. All questions pertaining to the construction or validity of the provisions of this Agreement shall be governed by the domestic internal law of the State of Delaware without regard to its conflicts of laws principles.

5.7. Rights of Creditors and Third Parties. This Agreement is entered into by the Member solely to govern the operation of the Company. Except as otherwise set forth herein, this Agreement is expressly not intended for the benefit of any creditor of the Company or any other person or entity other than the successors and assigns of the Member. Except and only to the extent provided by applicable statute and as otherwise set forth herein, no creditor or third party shall have any rights under this Agreement or any agreement between the Company and the Member with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Member, intending to be legally bound, has adopted this Agreement as of the date first set forth above.

THE AMES COMPANIES, INC., the Sole Member of the Company

By:	/s/ Thomas D. Gibbons
Name: Thomas D. Gibbons
Title: Treasurer

ATT SOUTHERN LLC

By:	/s/ Thomas D. Gibbons
Name: Thomas D. Gibbons
Title: Vice President and Treasurer
-6-